Exhibit 10.3

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (“Agreement”) made effective as of March 13, 2009 (the “Effective Date”) is among Flotek Industries, Inc., a Delaware corporation (“Borrower”), the Lenders (as defined below), and Wells Fargo Bank, N.A., as Administrative Agent (as defined below), Issuing Lender (as defined below), and Swing Line Lender (as defined below) for the Lenders.

RECITALS

A. The Borrower is party to that certain Credit Agreement dated as of March 31, 2008, among the Borrower, the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), issuing lender (in such capacity, the “Issuing Lender”), and swing line lender (in such capacity, the “Swing Line Lender”), as amended by that certain First Amendment and Temporary Waiver Agreement (the “Temporary Waiver Agreement”) made effective as of February 11, 2009 (as so amended, the “Credit Agreement”).

B. Pursuant to the Temporary Waiver Agreement, the Lenders temporarily waived the possible Event of Default (as defined in the Credit Agreement) under the Credit Agreement resulting from the Borrower’s failure to comply with the minimum net worth covenant set forth in Section 6.17 of the Credit Agreement for the fiscal quarter ended December 31, 2008 (“Existing Default”).

C. The parties hereto wish to, subject to the terms and conditions of this Agreement, (1) provide for a permanent waiver of the Existing Default, and (2) make certain amendments to the Credit Agreement.

THEREFORE, the parties hereto hereby agree as follows:

Section 1. Defined Terms; Other Definitional Provisions. As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 2. Amendments to Credit Agreement.

(a) Section 1.1 (Certain Defined Terms). Section 1.1 of the Credit Agreement is hereby amended by deleting the defined terms “Adjusted Base Rate”, “Applicable Margin”, “Borrowing Base”, “Commitments”, “Debt”, “Eurodollar Advance”, Eurodollar Rate”, “Eurodollar Rate Reserve Percentage”, “Eligible Assignee”, “Excess Cash Flow”, “Fee Letter”, “Fixed Charges”, “Majority Revolving Lenders” and “Net Income” in their entirety and replacing them with the following corresponding terms:

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day,(b) the Federal Funds Rate in effect on such day plus 1.5% and (c) a rate determined by the Administrative Agent to be the Daily One-Month LIBOR plus 1.5%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Applicable Margin” means, at any time with respect to each Type of Advance, the Letters of Credit and the Commitment Fee, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in Schedule I and subject to further adjustments as set forth in Section 2.8(d).

“Borrowing Base” means, without duplication, the sum of the following, determined as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement:

(a) 80% of Eligible Receivables of the Credit Parties plus

(b) an amount equal to 50% of Eligible Inventory of the Credit Parties; provided that, in no event shall the number determined under this clause (b) exceed the lesser of (i) 50% of the Borrowing Base and (ii) $5,000,000.

Any change in the Borrowing Base shall be effective as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement; provided that, should the Borrower fail to deliver the Administrative Agent and the Lenders the Borrowing Base Certificate as required under Section 5.2(d), the Administrative Agent may nonetheless redetermine the Borrowing Base from time-to-time thereafter in its reasonable discretion until the Administrative Agent and the Lenders receive the required Borrowing Base Certificate, whereupon the Administrative Agent shall redetermine the Borrowing Base based on such Borrowing Base Certificate and the other terms hereof.

“Commitments” means, as to any Lender, its Revolving Commitment and its Term Commitment, if applicable.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing, including Letters of Credit; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including the portions of such obligations which would otherwise be considered and calculated as equity or liability pursuant to the FASB Staff Position APB 14-1), (c) obligations of such Person to pay the deferred purchase price of property, services, or Acquisitions (including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any Hedging Arrangement (except that such obligations shall not constitute Debt for purposes of the calculations for compliance under Sections 6.18 through 6.20); (f) obligations of such Person owing in respect of redeemable preferred stock or other preferred Equity Interest of such Person; (g) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above; (h) indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) secured by any Lien on or in respect of any Property of such Person, and (i) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Eligible Assignee” means (a) a Lender, (b) any Affiliate of a Lender approved by the Administrative Agent, (c) any Approved Fund approved by the Administrative Agent, or (d) any other Person (other than a natural Person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.7, the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection is received by the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been provided to the Borrower; provided, however, that (i) neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee, and (ii) approval by the Administrative Agent of an Eligible Assignee shall not be unreasonably withheld, provided however, any disapproval by the Administrative Agent of a Person that fails to meet any of the following criteria shall not be considered unreasonable: (A) any commercial bank, savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, or any other Person, that has a combined capital and surplus of less than $100,000,000, (B) any commercial bank or Person organized under the laws of any other country, or a political subdivision of any such country, which is not a member of the Organization for Economic Cooperation and Development, or (C) any commercial bank or Person organized under the laws of any other country, or a political subdivision of any such country, which is a member of the Organization for Economic Cooperation and Development and has a combined capital and surplus of less than $100,000,000.

“Eurodollar Advance” means an Advance that bears interest based upon the Eurodollar Rate (other than Advances that bear interest based upon the Daily One-Month LIBOR).

“Eurodollar Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =                                          Eurodollar Base Rate

                                                     1.00 – Eurodollar Rate Reserve Percentage

“Eurodollar Rate Reserve Percentage” means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurodollar Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Rate Reserve Percentage.

“Excess Cash Flow” means, at any time, an amount equal to (a) the Borrower’s consolidated EBITDA for the twelve month period then ended minus (b) without duplication, the sum of (i) taxes actually paid by the Borrower and its Subsidiaries during such twelve month period, (ii) Capital Expenditures of the Borrower and its Subsidiaries actually paid during such twelve month period to the extent such Capital Expenditures were permitted under Section 6.21, (iii) the consolidated Interest Expense of the Borrower actually paid during such twelve month period, and (iv) principal installment payments and optional prepayments of Term Advances made during such twelve month period; provided that, for purposes of this definition, (A) the Borrower’s consolidated EBITDA shall not include the pro forma EBITDA of any Person prior to the acquisition of such Person by the Borrower, and (B) for purposes of calculating Excess Cash Flow for the twelve month period ended December 31, 2008 and the twelve month period ending December 31, 2009, the taxes paid by the Borrower on January 3, 2009 in the amount of $2,821,000 shall be deemed to have been actually paid by the Borrower in the year 2008 and not in the year 2009.

“Fee Letter” means, collectively or individually, as the context may require (a) that certain fee letter dated as of February 4, 2008 between the Borrower and Wells Fargo, (b) that certain fee letter dated as of February 12, 2009 between the Borrower and Wells Fargo, and (c) that certain fee letter dated as of March 6, 2009 between the Borrower and Wells Fargo.

“Fixed Charges” means, with respect to any period and with respect to any Person and without duplication, the sum of (a) Interest Expense for such period, (b) the portion of all Debt scheduled to have been paid during such period, including the current portion of Capital Leases but excluding, for purposes of clarification, the mandatory payment of principal due hereunder pursuant to Section 2.5(c)(ii) below, (c) taxes paid in cash during such period and (d) the Borrower’s actual consolidated maintenance Capital Expenditures for such period.

“Majority Revolving Lenders” means (a) at any time when there are more than two Revolving Lenders, Revolving Lenders (other than Lenders that are at such time Defaulting Lenders) holding more than 50% of the sum of (i) the aggregate unfunded Revolving Commitments (excluding the Revolving Commitments of Lenders that are at such time Defaulting Lenders) at such time plus (ii) the aggregate unpaid principal amount of the Revolving Notes (with the aggregate amount of each Lender’s risk participation and funded participation in the Letter of Credit Exposure and Swing Line Advances being deemed as unpaid principal under such Lender’s Revolving Note but excluding the pro rata shares thereof for any Lender that is at such time a Defaulting Lender), (b) at any time when there are two Revolving Lenders, all of the Revolving Lenders (other than Lenders that are at such time Defaulting Lenders), and (c) at any time when there is only one Revolving Lender or there is only one Revolving Lender that is not then a Defaulting Lender, such Revolving Lender; provided that, at any time when all Revolving Lenders are Defaulting Lenders, then solely for purposes of clause (a), (b) and (c) above, such Revolving Lenders shall not be considered Defaulting Lenders.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, (ii) any write-up or write-down of assets, and (iii) any net gain during such period arising from the retirement or repurchase of Debt or from the conversion of Debt to Equity Interest and (b) the cumulative effect of any change in GAAP.

(b) Section 1.1 (Certain Defined Terms). Section 1.1 of the Credit Agreement is hereby further amended as follows:

(i) the defined term “Administrative Agent” is amended by replacing the reference to “Article 9” found therein with a reference to “Article 8”.

(ii) the defined term “Eligible Receivable” is amended by adding the following new sentence to the end thereof:

In determining the amount of an Eligible Receivable, the face amount of such Receivable shall be reduced by, without duplication, to the extent reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances, payables or obligations to the account debtor (including any amount that any Credit Party may be obligated to rebate to an account debtor pursuant to the terms of any agreement or understanding (written or oral)), (ii) all taxes, duties or other governmental charges included in such Receivable, and (iii) the aggregate amount of all cash received in respect of such Receivable but not yet applied by any Credit Party to reduce the amount of such Receivable.

(iii) the defined term “Interest Period” is amended by replacing the phrase “… one, two, three, or six months…” found therein with the phrase “… three or six months…”

(iv) the defined term “Majority Lenders” is amended by (A) deleting “and” after the semicolon in clause (iii), (B) adding a semicolon followed by “and” to the end of clause (iv), and (C) adding the following new clause (v) to the end thereof:

(v) if there are two or more Lenders, the Revolving Commitment of, and the portion of the Revolving Advances held or deemed held by, any Lenders that is at such time a Defaulting Lender, shall be excluded for purposes of making a determination of “Majority Lenders”.

(v) the defined term “Swing Line Commitment” is deleted in its entirety.

(c) Section 1.1 (Certain Defined Terms). Section 1.1 of the Credit Agreement is hereby further amended by adding the following new terms in alphabetical order:

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery for a one (1) month period.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Advances or participations in Letter of Credit Obligations or Swing Line Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless, with the consent of the Administrative Agent and the Borrower (which consent may be withheld at the sole discretion of the Administrative Agent and the Borrower), such failure has been cured, (b) has indicated to the Administrative Agent that such Lender will not fund any portion of the Advances or participations in Letter of Credit Obligations or Swing Line Advances required to be funded by it hereunder, unless, with the consent of the Administrative Agent and the Borrower (which consent may be withheld at the sole discretion of the Administrative Agent and the

Borrower), such Lender actually funds such Advances or participations, (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or unless, with the consent of the Administrative Agent (which consent may be withheld at the sole discretion of the Administrative Agent), such failure has been cured, or (d) has, or has an Affiliate that has, been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Eurodollar Base Rate” means (a) in determining Eurodollar Rate for purposes of the “Daily One-Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its discretion deems appropriate including, but not limited to, the rate determined under the following clause (b), and (b) in determining Eurodollar Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/8th of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR 1 page as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), Eurodollar Base Rate shall then be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances being made, continued or converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent) to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Impacted Lender” means (a) any Lender that is at such time a Defaulting Lender or (b) any Lender (other than the Lender serving as the Issuing Lender) with a credit rating of less than A3 (as rated by Moody’s) or a credit rating of less than A- (as rated by S&P).

“Swing Line Limit” means, for the Swing Line Lender, $10,000,000; provided that, on and after the Revolving Maturity Date, the Swing Line Limit shall be zero.

(d) Section 1.3 (Accounting Terms; Changes in GAAP). Section 1.3 of the Credit Agreement is amended as follows:

(i) Clause (a) of Section 1.3 of the Credit Agreement is hereby amended by deleting the following phrase from the end thereof:

, and the Borrower shall not permit any change in the method of accounting employed in the preparation of the financial statements referred to in Section 4.4 unless required to conform to GAAP or approved in writing by the Administrative Agent

(ii) Section 1.3 of the Credit Agreement is hereby further amended by adding the following new clause (c) to the end thereof:

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders Financial Statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the avoidance of doubt, for purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Borrower to measure an item of Debt using fair value (as permitted by SFAS No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(e) Section 2.1 (Revolving and Term Commitments). Section 2.1 of the Credit Agreement is hereby amended by deleting clause (c) in its entirety and replacing it with the following:

(c) Reduction of the Commitments.

(i) Revolving Commitments. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that each partial reduction shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof. Other than as provided in Section 2.1(c)(iii) below, any reduction or termination of the Revolving Commitments pursuant to this Section 2.1(c)(i) shall be applied ratably to each Lender’s Revolving Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Revolving Commitments, and the Commitment Fees shall thereafter be computed on the basis of the Revolving Commitments, as so reduced.

(ii) Term Commitments. On the making of the Term Advances on the Closing Date, each Lender’s Term Commitment shall be reduced to zero. Any reduction or termination of the Term Commitments pursuant to this Section 2.1(c)(ii) shall be permanent, with no obligation of the Lenders to reinstate such Commitments.

(iii) Defaulting Lender. At any time when a Lender is then a Defaulting Lender and so long as no Default exists at such time, the Borrower, at the Borrower’s election may elect to terminate such Defaulting Lender’s Revolving Commitment hereunder; provided that (A) such termination must be of the Defaulting Lender’s entire Revolving Commitment, (B) the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Lender’s capacity as a Revolving Lender under this Agreement and under the other Credit Documents (including principal of and interest on the Revolving Advances owed to such Defaulting Lender, accrued commitment fees (subject to Section 2.7(a)), and letter of credit fees but specifically excluding any amounts owing under Section 2.10 as result of such payment of Revolving Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender’s ratable share of the Letter of Credit Exposure, (C) a Defaulting Lender’s Revolving Commitment may be terminated by the Borrower under this Section 2.1(c)(iii) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Revolving Commitments of all then existing Defaulting Lenders. Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Revolving Commitment pursuant to this clause (iii) and the payment and deposit of amounts required to be made by the Borrower under clause (B) above, (A) such Defaulting Lender shall cease to be a “Revolving Lender” hereunder for all purposes except that such Revolving Lender’s rights as a Revolving Lender under Sections 2.11, 2.13, 8.5 and 9.2 and such Revolving Lender’s obligations under Section 8.5 and all other provisions in this Agreement which expressly survive, in each case, shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Revolving Lender” hereunder, (B) such Defaulting Lender’s Revolving Commitment shall be deemed terminated, and (C) such Defaulting Lender shall be relieved of its obligations hereunder as a “Revolving Lender” other than as described in clause (A) above. Notwithstanding anything herein to the contrary, the termination of commitments, rights and obligations provided for in this clause (iii) shall not affect rights and obligations that a Lender may have in its capacity as a Term Lender.

(f) Section 2.2 (Letters of Credit). Section 2.2(a) of the Credit Agreement is hereby amended as follows:

(i) Section 2.2(a) of the Credit Agreement is hereby amended by (A) replacing clause (vi) in its entirety with the corresponding clause (vi) set forth below and (B) adding the following new clauses (vii), (viii) and (ix) to the end thereof:

(vi) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender;

(vii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(viii) if the issuance, increase or extension of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally; or

(ix) any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.

(ii) Section 2.2(h) of the Credit Agreement is hereby amended by deleted in its entirety and replaced with the following:

(h) Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.2(f), 2.2(j), 2.5(c), 7.2(b) or 7.3(b), then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.

(ii) Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Lender to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Majority Lenders. If no Default exists, the Administrative Agent shall release any surplus funds held in the Cash Collateral Account above the Letter of Credit Exposure to the Borrower at the Borrower’s written request.

(iii) Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(iv) Section 2.2 of the Credit Agreement is hereby further amended by adding the following new clause (j) to the end thereof:

(j) Defaulting Lender. If, at any time, a Defaulting Lender exists hereunder, then, at the request of the Issuing Lender, the Borrower shall deposit funds with the Administrative Agent into the Cash Collateral Account in an amount equal to such Defaulting Lender’s pro rata share of the Letter of Credit Exposure.

(g) Section 2.3 (Swing Line Advances). Section 2.3 of the Credit Agreement is hereby amended as follows:

(i) Clause (a) of Section 2.3 of the Credit Agreement is hereby replaced in its entirety with the following:

(a) Facility. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swing Line Lender may, in its sole discretion, from time-to-time on any Business Day during the period from the date of this Agreement until the last Business Day occurring before the Revolving Maturity Date, make Swing Line Advances under the Swing Line Note to the Borrower which shall be due and payable on the Swing Line Payment Date (except that no Swing Line Advance may mature after the Revolving Maturity Date), bearing interest at the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances, and in an aggregate outstanding principal amount not to exceed the Swing Line Limit at any time; provided that (i) after giving effect to such Swing Line Advance, the sum of the aggregate outstanding amount of all Revolving Advances plus the Letter of Credit Exposure plus the aggregate outstanding amount of all Swing Line Advances, shall not exceed the aggregate Revolving Commitments in effect at such time; (ii) no Swing Line Advance shall be made by the Swing Line Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swing Line Advance, it being agreed by the Borrower that the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Swing Line Advance shall constitute a representation and warranty by the Borrower that on the date of such Swing Line Advance such conditions have been met; (iii) each Swing Line Advance shall be in an aggregate amount not less than $250,000.00 and in integral multiples of $50,000.00 in excess thereof; and (iv) if an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this Section 2.3(a) conflict with such AutoBorrow Agreement, the terms of the AutoBorrow Agreement shall govern and control. The indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances shall be evidenced by the Swing Line Note. No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each Lender shall have the obligation to purchase and fund risk participations in the Swing Line Advances and to refinance Swing Line Advances as provided below.

(ii) The reference to “Swine Line Commitment” found in clause (b) of Section 2.3 of the Credit Agreement is hereby replaced with a reference to “Swing Line Limit”.

(iii) Clause (g) of Section 2.3 of the Credit Agreement is hereby replaced in its entirety with the following:

(g) Discretionary Nature of the Swing Line Facility. Notwithstanding any terms to the contrary contained herein or in any AutoBorrow Agreement, the Swing Line facility provided herein or in any AutoBorrow Agreement (i) is an uncommitted facility and the Swing Line Lender may, but shall not be obligated to, make Swing Line Advances, and (ii) may be terminated at any time by the Swing Line Lender upon written notice to the Borrower.

(h) Section 2.5 (Prepayments). Section 2.5 of the Credit Agreement is hereby amended by adding the following new sentence to the end of clause (b) thereof:

If an AutoBorrow Agreement is in effect, each prepayment of Swing Line Advances shall be made as provided in such AutoBorrow Agreement.

(i) Section 2.7 (Fees). Section 2.7 of the Credit Agreement is hereby amended by adding the following proviso to the end of the first sentence thereof:

provided that, no Commitment Fee shall accrue on the Revolving Commitment of a Defaulting Lender during the period such Lender remains a Defaulting Lender.

(j) Section 2.8 (Interest). Section 2.8(c) of the Credit Agreement is hereby replaced in its entirety with the following:

(c) Intentionally Deleted.

(k) Section 2.12 (Payments and Computations). Section 2.12 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 2.12 Payments and Computations.

(a) Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim; provided that, the Borrower may setoff amounts owing to any Lender that is at such time a Defaulting Lender against Advances that such Defaulting Lender failed to fund to the Borrower under this Agreement (the “Unfunded Advances”) so long as (i) the Borrower shall have delivered prior written notice of such setoff to the Administrative Agent and such Defaulting Lender, (ii) the Advances made by the non-defaulting Lenders as part of the original Borrowing to which the Unfunded Advances applied shall still be outstanding, (iii) if such Defaulting Lender failed to fund Advances under more than one Borrowing, such setoff shall be applied in a manner satisfactory to the Administrative Agent, and (iv) upon the application of such setoff, the Unfunded Advances shall be deemed to have been made by such Defaulting Lender on the effective date of such setoff.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (Houston, Texas time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.9, 2.10, 2.11, 2.13, 2.14, and 9.2 but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender’s applicable pro rata share to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent, the Issuing Lender, the Swing Line Lender, or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Computations. All computations of interest for Base Rate Advances shall be made by the Administrative Agent on the basis of a year of 365/366 days and all computations of all other interest and fees shall be made by the Administrative agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances made by it in excess of its ratable share of payments on account of the Advances or Letter of Credit Obligations obtained by the Lenders (other than as a result of a termination of a Defaulting Lender’s Revolving Commitment under Section 2.1(c)(iii), the setoff right of the Borrower under clause (a) above, or the non-pro rata application of payments provided in the last sentence of this clause (e)), such Lender shall notify the other Lenders and forthwith purchase from the other Lenders such participations in the Advances made by it or the Letter of Credit Obligations held by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the other Lenders; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(e) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If a Lender fails to fund a Revolving Advance with respect to a Borrowing as and when required hereunder and the Borrower subsequently makes a repayment of any Revolving Advances, then, after taking into account any setoffs made pursuant to Section 2.12(a) above, such payment shall be applied among the non-defaulting Lenders ratably in accordance with their respective Revolving Commitment percentages until each Revolving Lender (including any Lender that is at such time a Defaulting Lender) has its percentage of all of the outstanding Revolving Advances and the balance of such repayment shall be applied among the Lenders in accordance with their Revolving Pro Rata Share.

(l) Section 2.14 (Replacement of Lenders). Section 2.14 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 2.14 Replacement of Lenders. If (a) the Borrower is required pursuant to Sections 2.8(c), 2.11 or 2.13 to make any additional payment to any Lender or the Borrower is required to pay to any Lender interest on Eurodollar Advances at a higher rate as a result of an increase in the Eurodollar Rate Reserve Percentage, (b) any Lender’s obligation to make or continue, or to convert Base Rate Advances into, Eurodollar Advances shall be suspended pursuant to 2.4(c)(iii) or 2.9 or (c) any Revolving Lender is an Impacted Lender (any such Lender described in any of the preceding clauses (a) – (c), being an “Affected Lender”), then (i) in the case of an Impacted Lender, the Administrative Agent may, upon notice to the Affected Lender and the Borrower, require such Affected Lender to (and such Affected Lender hereby agrees to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents as a Revolving Lender to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (ii) in the case of any Affected Lender, including an Impacted Lender, the Borrower may, upon notice to the Affected Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Affected Lender to (and such Affected Lender hereby agrees to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event

(A) as to assignments requested by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.7;

(B) if such Affected Lender is being replaced only in its capacity as a Revolving Lender, then such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents in its capacity as a Revolving Lender (excluding any amounts under Section 2.10 if such Affected Lender is a Defaulting Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C) if such Affected Lender is being replaced only in its capacity as a Term Lender, then such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Term Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents in its capacity as a Term Lender (excluding any amounts under Section 2.10 if such Affected Lender is a Defaulting Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(D) if such Affected Lender is being replaced in its capacity both a Term Lender and a Revolving Lender, then such Affected Lender shall have received payment of an amount equal to the outstanding principal of all its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents in its capacity as a Term Lender and as a Revolving Lender (excluding any amounts under Section 2.10 if such Affected Lender is a Defaulting Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(E) in the case of any such assignment resulting from a claim for compensation under Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(F) such assignment does not conflict with applicable Legal Requirements; and

(G) if such Affected Lender is being replaced solely as a result of it being an Impacted Lender, then such Lender may only be replaced in its capacity as a Revolving Lender and not in its capacity as a Term Lender, if applicable.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.14 and to the extent permitted under applicable Legal Requirements and permitted under the governing documents of such Lender, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. Notwithstanding the foregoing, if a Lender is prohibited under any applicable Legal Requirement or under any governing documents from granting the power of attorney set forth in the preceding sentence, then such Lender hereby acknowledges and agrees that money damages would not be a sufficient remedy for its breach of the terms of this Section 2.14 and the other parties hereto will be entitled to specific performance and injunctive relief as remedies for such breach. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.14, the Borrower may terminate such Defaulting Lender’s Revolving Commitment as provided in Section 2.1(c)(iii).

(m) Section 3.2 (Conditions Precedent to Each Borrowing and to Each Issuance, Extension or Renewal of a Letter of Credit). Section 3.2 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 3.2 Conditions Precedent to Each Borrowing and to Each Issuance, Increase, Extension or Renewal of a Letter of Credit. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) and the obligation of the Issuing Lender to issue, increase, renew or extend a Letter of Credit (including the deemed issuance of Letters of Credit) shall be subject to the further conditions precedent that on the date of such Borrowing or such issuance, increase, renewal or extension:

(a) Representations and Warranties. As of the date of the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit, the representations and warranties made by any Credit Party or any officer of any Credit Party contained in the Credit Documents shall be true and correct in all material respects on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and each request for the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit and the making of such Advance or the issuance, increase, renewal or extension of such Letter of Credit shall be deemed to be a reaffirmation of such representations and warranties.

(b) Event of Default. As of the date of the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit, no Default or Event of Default shall exist, and the making of such Advance or issuance, increase, renewal or extension of such Letter of Credit would not cause a Default or Event of Default.

(n) Section 5.11 (Reserved). Section 5.11 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 5.11 Accounting Changes. The Borrower shall not make a change in the method of accounting from those employed in the preparation of the financial statements referred to in Section 4.4 or change the fiscal year end of the Borrower unless required to conform to GAAP or approved in writing by the Administrative Agent.

(o) Article 5 (Affirmative Covenants). Article 5 of the Credit Agreement is hereby amended by adding the following new Section 5.14 to the end thereof:

Section 5.14 Second Lien in Real Estate Collateral. Notwithstanding the generality of Section 5.7 above, on or prior to May 15, 2009, the Borrower shall (a) deliver to the Administrative Agent a fully executed and notarized Mortgage encumbering and granting a Lien in the Bilateral Collateral, and (b) take all such other actions as may be necessary to grant to the Administrative Agent a second priority Lien in the Bilateral Collateral subject only to the Permitted Liens, including such documents which may be required by Wells Fargo under the Bilateral Agreement in order to permit such second Lien.

(p) Section 6.2 (Liens). Section 6.2 of the Credit Agreement is hereby amended by replacing clause (l) thereof in its entirety with the following:

(l) (A) Liens existing on the Effective Date and set forth in Schedule 6.2 and covering only such property that is covered by such Lien on the Effective Date, and (B) Liens encumbering the Bilateral Collateral and granted to Wells Fargo under real estate mortgage or deed of trust in favor of Wells Fargo in effect on the Effective Date and securing the Borrower’s obligations under the Bilateral Agreement or any Guarantor’s obligations under any guaranty agreement executed in connection with the Bilateral Agreement.

(q) Section 6.17 (Minimum Net Worth). Section 6.17 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 6.17 Minimum Net Worth. The Borrower shall not permit the Borrower’s Net Worth (as defined below) as of the end of each fiscal quarter, commencing with the quarter ending March 31, 2009 to be less than an amount equal to (i) 90% of the Borrower’s Net Worth as of the end of the fiscal quarter ended December 31, 2008 plus (ii) 75% of the Borrower’s consolidated Net Income for each fiscal quarter ending after December 31, 2008 in which such consolidated Net Income is greater than $0 plus (iii) an amount equal to 100% of equity issuance proceeds received by the Borrower or any Subsidiary after December 31, 2008. “Net Worth” means, as to the Borrower, the consolidated shareholder’s equity of the Borrower and its Subsidiaries (determined in accordance with GAAP but excluding such portions of convertible bonds, debentures, notes or other similar instruments which are considered or calculated as equity pursuant to the FASB Staff Position APB 14-1).

(r) Section 6.18 (Leverage Ratio). Section 6.18 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 6.18 Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of each fiscal quarter end to be more than (a) 3.00 to 1.00 for each fiscal quarter ending prior to March 31, 2009; (b) 3.35 to 1.00 for the fiscal quarter ending on March 31, 2009, (c) 3.95 to 1.00 for the fiscal quarter ending on June 30, 2009, (d) 4.80 to 1.00 for the fiscal quarter ending on September 30, 2009, (e) 5.30 to 1.00 for the fiscal quarter ending on December 31, 2009, (f) 4.60 to 1.00 for the fiscal quarter ending on March 31, 2010, (g) 3.90 to 1.00 for the fiscal quarter ending on June 30, 2010, (h) 3.40 to 1.00 for the fiscal quarter ending on September 30, 2010, and (i) 3.10 to 1.00 for each fiscal quarter ending on or after December 31, 2010.

(s) Section 6.19 (Fixed Charge Coverage Ratio). Section 6.19 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 6.19 Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of each fiscal quarter end to be less than (a) 1.25 to 1.00 for each fiscal quarter ending prior to December 31, 2009, (b) 1.10 to 1.00 for the fiscal quarter ending December 31, 2009 and (c) 1.25 to 1.00 for each fiscal quarter ending after December 31, 2009.

(t) Section 6.21 (Capital Expenditures). Section 6.21 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 6.21 Capital Expenditures. The Borrower shall not, nor shall it permit any of its Subsidiaries to, cause the aggregate Capital Expenditures expended by the Borrower or any of its Subsidiaries in each fiscal year (or, with respect to any Subsidiary that was acquired during such fiscal year, the portion of such fiscal year that such Subsidiary was a Subsidiary) to exceed (a) $20,000,000 for the fiscal year ended December 31, 2008, (b) $8,000,000 for the fiscal year ending December 31, 2009, and (c) $11,000,000 for each fiscal year ending after December 31, 2009.

(u) Section 7.1 (Events of Default). Section 7.1(b) of the Credit Agreement is hereby amended by replacing the reference to “Material Adverse Effect” found therein with a reference to “Material Adverse Change”.

(v) Section 8.7 (Resignation of Administrative Agent and Issuing Lender). Section 8.7 of the Credit Agreement is hereby amended by adding a semicolon and the following proviso to the end of the third sentence therein:

provided that, if the Administrative Agent or Issuing Lender shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (A) in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (B) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit) and (2) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent or Issuing Lender, as applicable, as provided for above in this paragraph.

(w) Section 8.8 (Collateral Matters). Section 8.8 of the Credit Agreement is hereby amended by replacing clause (b) in its entirety with the following clause (b) and adding the following new clause (c) to the end thereof:

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (a) upon termination of this Agreement, termination of all Hedging Agreements with such Persons, termination of all Letters of Credit, and the payment in full of all outstanding Advances, Letter of Credit Obligations and all other Secured Obligations payable under this Agreement and under any other Credit Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document so long as no Default exists at the time of such release; (c) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; or (d) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) so long as no Default exists at the time of such release, release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.8.

(c) Notwithstanding anything contained in any of the Credit Documents to the contrary, the Borrower, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

(x) Section 9.3 (Waivers and Amendments). Section 9.3 of the Credit Agreement is hereby amended by (i) replacing the phrase “…any other Credit Document…” found in the first sentence thereof with the phrase “…any other Credit Document (other than the Fee Letter)…” and (ii) adding the following parenthetical to the end of Section 9.3(c)(iii): (except pursuant to Section 2.15).

(y) Section 9.8 (Confidentiality). Section 9.8 of the Credit Agreement is hereby replaced in its entirety with the following:

Section 9.8 Confidentiality. The Administrative Agent, the Swing Line Lender, the Issuing Lender, and each Lender (each a “Lending Party”) agree to keep confidential any information furnished or made available to it by any Credit Party pursuant to this Agreement; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby, (b) to any other Person if directly incidental to the administration of the credit facilities provided herein, (c) as required by any Legal Requirement, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any other Lending Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, and (i) to any actual or proposed participant or assignee, in each case, subject to provisions similar to those contained in this Section 9.8. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lending Party from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lending Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lending Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

(z) Section 9.13 (Governing Law; Submission to Jurisdiction). Section 9.13 of the Credit Agreement is hereby amended by replacing the third sentence thereof in its entirety with the following:

Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender.

(aa) Article 9 (Miscellaneous). Article 9 of the Credit Agreement is hereby amended by adding the following new Section 9.17 to the end thereof:

Section 9.17 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Credit Party shall assert and the Borrower, on behalf of itself and its Subsidiaries, agrees not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnified Party referred to in Section 9.2 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(bb) Schedule I (Pricing Schedule). Schedule I to the Credit Agreement is replaced in its entirety with Schedule I attached hereto.

(cc) Exhibits. Exhibit B – Form of Borrowing Base Certificate and Exhibit C – Form of Compliance Certificate to the Credit Agreement are replaced in their entirety with the corresponding Exhibit B and Exhibit C attached hereto.

Section 3. Permanent Waiver. The Lenders hereby agree, subject to the terms of this Agreement, to permanently waive the Existing Default. The waiver by the Lenders described herein is contingent upon the satisfaction of the conditions precedent set forth in Section 7 herein and is limited to the Existing Default. This waiver is limited to the extent described herein and shall not be construed to be a consent to or a permanent waiver of any other terms, provisions, covenants, warranties or agreements contained in the Credit Agreement or in any of the other Credit Documents or a waiver of any Default or Event of Default that may hereafter occur. The Lenders reserve the right to exercise any rights and remedies available to them in connection with any other present or future defaults with respect to the Credit Agreement or any other provision of any Credit Document.

Section 4. Representations and Warranties. The Borrower and each Guarantor represents and warrants that (a) after giving effect to this Agreement, except for the representations and warranties which are made only as of a prior date, the representations and warranties set forth in the Credit Agreement and in the other Credit Documents are true and correct in all respects as of the Effective Date and as of the date this Agreement is entered into, in each case, as if made on and as of such dates; (b) after giving effect to this Agreement, no Default has occurred and is continuing; (c) the execution, delivery and performance of this Agreement are within the limited liability company or corporate power and authority of such Person and have been duly authorized by appropriate limited liability company or corporate action and proceedings; (d) this Agreement constitutes a legal, valid, and binding obligation of such Person enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement; (f) the Liens under the Security Documents are valid and subsisting and secure the Borrower’s and such Person’s obligations under the Credit Documents, and (g) as to each Guarantor, it has no defenses to the enforcement of its Guaranty.

Section 5. Effect on Credit Documents; Acknowledgments.

(a) The Borrower and each Guarantor acknowledges that on the date hereof all Obligations are payable without defense, offset, counterclaim or recoupment.

(b) The Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders hereby expressly reserve all of their rights, remedies, and claims under the Credit Documents. Nothing in this Agreement shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Credit Documents, (ii) any of the agreements, terms or conditions contained in any of the Credit Documents, (iii) any rights or remedies of the Administrative Agent, Issuing Lender, the Swing Line Lender or any Lender with respect to the Credit Documents, or (iv) the rights of the Administrative Agent, Issuing Lender, the Swing Line Lender or any Lender to collect the full amounts owing to them under the Credit Documents.

(c) Each party hereto does hereby adopt, ratify, and confirm the Credit Agreement and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect, and the Borrower and each Guarantor acknowledges and agrees that its respective liabilities under the Credit Agreement, as amended hereby, or the Guaranty are not impaired in any respect by this Agreement or the waiver granted hereunder. This Agreement is a Credit Document for the purposes of the provisions of the other Credit Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a Default or Event of Default, as applicable, under the Credit Agreement.

Section 6. Reaffirmation of the Guaranty. Each Guarantor hereby ratifies, confirms, and acknowledges that its obligations under the Guaranty are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment of, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Guaranteed Obligations, as such Guaranteed Obligations may have been amended by this Agreement, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by such Guarantor in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement or any of the other Credit Documents.

Section 7. Effectiveness. This Agreement shall become effective, and the amendments provided for herein shall be effective as provided herein as of the Effective Date, upon the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received multiple original counterparts, as requested by the Administrative Agent, of this Agreement, duly and validly executed and delivered by duly authorized officers of the Borrower, the Guarantors, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders.

(b) The Administrative Agent shall have received a secretary’s certificate from the Borrower certifying (A) officers’ incumbency, (B) the resolutions of the Board of Directors of the Borrower authorizing this Agreement, and (C) true and complete copies of its organizational documents or that no changes have occurred to such organizational documents since copies of such documents were certified to the Administrative Agent with the closing of the Credit Agreement on March 31, 2008.

(c) No Default, other than the Existing Default, shall have occurred and be continuing as of the Effective Date or as of the date this Agreement is entered into.

(d) The representations and warranties in this Agreement shall be true and correct in all material respects.

(e) The Borrower shall have paid to the Administrative Agent (i) for the account of each Lender, an amendment fee equal to 0.50% of the sum of (a) such Lender’s Revolving Commitment plus (b) such Lender’s pro rata share of the outstanding principal amount of all Term Advances; and (ii) all fees and expenses of the Administrative Agent’s outside legal counsel and other consultants pursuant to all invoices presented for payment on or prior to the Effective Date. The Borrower and Wells Fargo Bank, N.A. hereby acknowledge and agree that the amendment fee provided for in clause (i) is the upfront fee referred to in the fee letter between the Borrower and Wells Fargo Bank, N.A. dated March 6, 2009.

Section 8. Counterparts; Severability. This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument. This Agreement may be executed by facsimile signature and all such signatures shall be effective as originals. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

Section 9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement and the Guaranty.

Section 10. Governing Law. This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of Texas.

Section 11. Waiver of Consequential Damages. To the fullest extent permitted by applicable law, no Credit Party shall assert and each Credit Party hereby agrees not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Credit Agreement, any other Credit Document (including this Agreement) or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof.

Section 12. RELEASE: For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Credit Party hereby, for itself and its successors and assigns, fully and without reserve, releases and forever discharges each Secured Party, its respective successors and assigns, officers, directors, employees, representatives, trustees, attorneys, agents and affiliates (collectively the “Released Parties” and individually a “Released Party”) from any and all actions, claims, demands, causes of action, judgments, executions, suits, debts, liabilities, costs, damages, expenses or other obligations of any kind and nature whatsoever, known or unknown, direct and/or indirect, at law or in equity, whether now existing or hereafter asserted (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY), for or because of any matters or things occurring, existing or actions done, omitted to be done, or suffered to be done by any of the Released Parties, in each case, on or prior to the Effective Date and are in any way directly or indirectly arising out of or in any way connected to any of this Agreement, the Credit Agreement, any other Credit Document, or any of the transactions contemplated hereby or thereby (collectively, the “Released Matters”). Each Credit Party, by execution hereof, hereby acknowledges and agrees that the agreements in this Section 12 are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters herein compromised and settled.

Section 13. Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT, THE NOTES, AND THE OTHER CREDIT DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized representatives as of the Effective Date.

BORROWER:

FLOTEK INDUSTRIES, INC.

By:	/s/ Jesse E. Neyman
Name: Jesse E. Neyman
Title: Chief Financial Officer

GUARANTORS:

TELEDRIFT COMPANY

FLOTEK PAYMASTER, INC.

MATERIAL TRANSLOGISTICS, INC.

PETROVALVE, INC.

TURBECO, INC.

USA PETROVALVE, INC.

SOONER ENERGY SERVICES, LLC

CESI MANUFACTURING LLC

CESI CHEMICAL, INC.

PADKO INTERNATIONAL, INC.

By:	/s/ Jesse E. Neyman
Name: Jesse E. Neyman
Title: Chief Financial Officer

FLOTEK INDUSTRIES FZE

By:	/s/ Jesse E. Neyman
Name: Jesse E. Neyman
Title: Chief Financial Officer

Signature Page to Second Amendment to Credit Agreement

ADMINISTRATIVE AGENT / ISSUING LENDER / SWING LINE LENDER:

WELLS FARGO BANK, N.A., as Administrative Agent, Issuing Lender and Swing Line Lender

By:	/s/ Michael W. Nygren
Name: Michael W. Nygren
Title: Vice President

Signature Page to Second Amendment to Credit Agreement

LENDERS:

WELLS FARGO BANK, N.A., as a Revolving Lender and a Term Lender

By:	/s/ Michael W. Nygren
Name: Michael W. Nygren
Title: Vice President

Signature Page to Second Amendment to Credit Agreement

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as a Revolving Lender and a Term Lender

By:	/s/ Brian N. Thomas
Name: Brian N. Thomas
Title: Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY, as a Revolving Lender and a Term Lender

By:	/s/ Brian N. Thomas
Name: Brian N. Thomas
Title: Vice President

Signature Page to Second Amendment to Credit Agreement

COMERICA BANK, as a Revolving Lender and a Term Lender

By:	/s/ Cyd Dillahunty
Name: Cyd Cillahunty
Title: Vice President

Signature Page to Second Amendment to Credit Agreement

SCHEDULE I

Pricing Schedule

The Applicable Margin with respect to Commitment Fee, Revolving Advances, Term Advances and Swing Line Advances shall be determined in accordance with the following Table based on the Borrower’s Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the Financial Statements most recently delivered pursuant to Section 5.2. Adjustments, if any, to such Applicable Margin shall be effective on the date the Administrative Agent receives the applicable Financial Statements and corresponding Compliance Certificate as required by the terms of this Agreement. If the Borrower fails to deliver the Financial Statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such Financial Statements and Compliance Certificate were required to the delivered pursuant to Section 5.2, the Applicable Margin with respect to Commitment Fee, Revolving Advances, Term Advances and Swing Line Advances shall be determined at Level III and shall remain at such level until the date such Financial Statements and corresponding Compliance Certificate are so delivered by the Borrower. Notwithstanding the foregoing, the Borrower shall be deemed to be at Level II described below until delivery of its unaudited Financial Statements and corresponding Compliance Certificate for the fiscal quarter ending March 31, 2009. Notwithstanding anything to the contrary contained herein, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.8(d).

Applicable Margin	Leverage Ratio	Eurodollar Advances	Base Rate Advances	Commitment Fee
Level I	Is less than 3.00	6.50%	5.50%	1.00%
Level II	Is equal to or greater than 3.00 but less than 5.00	7.00%	6.00%	1.00%
Level III	Is equal to or greater than 5.00	7.50%	6.50%	1.00%

Schedule I

EXHIBIT B

FORM OF BORROWING BASE CERTIFICATE

[date]

Wells Fargo Bank, N.A.

1000 Louisiana, 9th Floor

Houston, Texas 77002

Attn: Eric Hollingsworth, Senior Vice President

Telephone: (713) 319-1354

Telecopy: (713) 739-1087

Ladies and Gentlemen:

I refer to the Credit Agreement dated as of March, 31, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time-to-time, the “Credit Agreement”; the defined terms of which are used in herein as defined therein unless otherwise defined herein) among Flotek Industries, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, and Wells Fargo Bank, N.A., as an administrative agent (in such capacity, the “Administrative Agent”), the swing line lender, and the issuing lender. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Credit Agreement.

The Borrower hereby certifies that:

(a) the undersigned has no knowledge of any Defaults in the observance of any of the provisions in the Credit Agreement which existed as of                      or which exist as of the date of this letter;

(b) the amounts and calculations regarding the Borrowing Base set forth in Sections A and B on the attached Schedule A and on the accompanying supporting reports and schedules attached hereto were true and correct as of                     ;

(c) as of the date hereof the amounts and calculations set forth in Section C and D of the attached Schedule A are true and correct; and

(d) the receivables and inventory included in the Borrowing Base as calculated in Schedule A (i) conform, in all material respects, to the representations and warranties in Article IV of the Credit Agreement and the other Security Documents, to the extent such provisions applicable to Receivables or Inventory, (ii) are encumbered by an Acceptable Security Interest and subject to no other Liens (other than Permitted Liens), and (iii) are, otherwise, Eligible Receivables and Eligible Inventory, as required under the Credit Agreement.

Very truly yours, FLOTEK INDUSTRIES, INC.

By:
Name:
Title:

Exhibit B – Form of Borrowing Base Certificate

SCHEDULE A

BORROWING BASE CALCULATION

AVAILABILITY CALCULATION

As of [DATE]:

A. ELIGIBLE RECEIVABLES

(1)	Receivables of Credit Parties (Receivables being the unpaid portion of the obligation, as stated on the respective invoice or other writing, of a customer of a Credit Party in respect of goods sold or services rendered by such Credit Party.) $	__________

minus

(2)	(without duplication) the sum of Receivables which are:

	a. unpaid for more than 90 days from the due date of the original invoice		$	__________
	b. arise not in the ordinary course of business		$	__________
	c. not a legal, valid and binding payment obligation of the account debtor		$	__________

d.      Receivables that the Borrower or such Subsidiary does not have good and indefeasible title or the Administrative Agent does not hold an Acceptable Security Interest in such Receivables or such Receivables are subject to any third party’s rights (including Permitted Liens) which would be superior to the Lien and rights of the Administrative Agent

			$	__________
	e. evidenced by a chattel paper, promissory note or other instrument (other than an invoice) that is not in the actual possession of the Borrower or the Administrative Agent		$	__________

f.       owed by an account debtor to the extent that such account debtor could or does claim any set-offs, counterclaims, defenses, allowances or adjustments or there has been a dispute, objection or complaint by the account debtor concerning its liability for such Account Receivable

			$	__________
	g. Receivables that arose from the sale of Inventory that has been returned, rejected, lost or damaged		$	__________
	h. owed by an account debtor that is organized or domiciled in a jurisdiction other than that of the United States or the Receivable is not denominated in Dollars		$	__________
	i. owed by an account debtor to the extent that the Receivables of such account debtor exceeds in the aggregate an amount equal to 25% of the aggregate Eligible Receivables		$	__________
	j. due from the United States government, any state or municipal government or any agency of any of same		$	__________

k.      due from an account debtor that (i) has at any time more than 20% of its aggregate Receivables owed to any Credit Party more than 90 days past due, (ii) is the subject of a proceeding under the United States Bankruptcy Code or any similar proceeding, or (iii) is known by any Credit Party as being bankrupt, insolvent or otherwise unable to pay its debts as they become due

			$	__________
	l. due from any Affiliate of a Credit Party		$	__________
	m. the result of a credit balancing relating to a Receivable more than 90 days past the invoice date		$	__________

Exhibit B – Form of Borrowing Base Certificate

	n. related to work-in-progress or finance or service charges		$	__________

o.      Receivables that did not arise from the performance by a Credit Party of services which have been fully and satisfactorily performed, and did not arise from the absolute sale on open account (and not on consignment, on approval or on a “sale or return” basis) by a Credit Party of goods (i) in which such Person had sole and complete ownership or (ii) which have been shipped or delivered to the account debtor

			$	__________
	p. the result of a “cash on delivery” or “C.O.D.” purchase terms		$	__________
	q. the result of a bill and hold good or deferred shipment or pre-bills		$	__________
	r. otherwise deemed ineligible by the Administrative Agent in its reasonable credit judgment consistent with its past practices		$	__________
		TOTAL:	$	__________

3. Total Eligible Receivables = (1) – (2) =	$	__________

B. ELIGIBLE INVENTORY

1.	Inventory of Credit Parties (inventory being all inventory owned or hereafter acquired by a Credit Party, wherever located which are held for sale). $	__________

minus

2.	(without duplication) the sum of Inventories which are:

a.      not subject to an Acceptable Security Interest or which are in the possession of a Person or consignee to the extent not all necessary steps have been taken under the UCC or other law to protect such Credit Party’s rights or to perfect the security interest of such Credit Party in such Inventory

			$	__________
	b. evidenced by any negotiable or non-negotiable document of title		$	__________
	c. goods in transit to third parties, or bill and hold goods or deferred shipments		$	__________
	d. subject to any third party’s rights (including Permitted Liens) which would be superior to the Lien and rights of the Administrative Agent created under the Security Documents		$	__________
	e. obsolete, damaged, defective, or not saleable in their present state for the use for which they were manufactured or purchased		$	__________
	f. of a type held for sale but which has not sold during the last preceding twelve months		$	__________
	g. used in determining such Person’s general ledger inventory reserve amount for obsolete or unsaleable Inventory		$	__________
	h. not reflected on any Credit Party’s books for more than one year		$	__________
	i. located on premises owned or operated by the customer that is to purchase such Inventory		$	__________

j.       not located on premises owned by the Credit Party and are located on premises that is owned or operated by a landlord who has not waived in writing or otherwise subordinated in writing any Lien such landlord may have in such Inventory (whether such Lien arose by contract, operation or law or otherwise)

			$	__________

Exhibit B – Form of Borrowing Base Certificate

k. work in process

l.       raw materials or supplies or materials consumed in the business of such Credit Party unless such material or supply can be sold to a customer in its then current state without any modifications or improvements thereto

m. otherwise deemed ineligible by the Administrative Agent in its reasonable credit judgment
				TOTAL:			$	__________

3. Total Eligible Inventory = (1) – (2) =					$	__________

C. BORROWING BASE

1.	A.3. x 80%		= $	__________
2.	B.3 x 50%		= $	__________
3.	sum of C.1 plus C.2		= $	__________
4.	C.3 x 50%		= $	__________

5.	Eligible Receivables =	C.1			= $	___________
6.	Eligible Inventory =	the least of (i) $5,000,000, (ii) C.2
		and (iii) C.3			= $	___________

7. Borrowing Base = C.5 + C.6.					= $	__________

D. AVAILABILITY

1.	Aggregate outstanding amount of all Swing Line Advances				= $	__________
2.	Aggregate outstanding amount of all Revolving Advances				= $	__________
3.	Aggregate outstanding undrawn amount of Letters of Credit				= $	__________
4.	Aggregate unpaid amount of all payment obligations under drawn Letters of Credit				= $	__________
5.	Lesser of (a) Borrowing Base (See C.7 above) and (b) the aggregate Revolving Commitments				= $	__________

6.	Availability = D.5. – (D.1 + D.2+ D.3 + D.4)				= $	__________

Exhibit B – Form of Borrowing Base Certificate

[Please attach each of the following as a separate schedule:

(a) accounts receivable and accounts payable aging reports for each Credit Party with grand totals,

(b) an activity and dilution report showing the beginning of month balance, gross sales, cash collections, credit memos issued and ending balance for accounts receivable,

(c) a schedule of inventory balances per general ledger for each Credit Party with grand totals for all Credit Parties and separate calculations for work in process, raw materials and finished goods,

(d) a schedule of credit memo totals from sales order reports, and

(e) if requested by the Administrative Agent at least 20 days prior to the date hereof, a month end physical count sheets covering Inventory.]

Exhibit B – Form of Borrowing Base Certificate

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM ________, 200     TO _________, 200

This certificate dated as of                     ,              is prepared pursuant to the Credit Agreement dated as of March 31, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Flotek Industries, Inc., a Delaware corporation (“Borrower”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, N.A., as administrative agent for such Lenders (in such capacity, the “Administrative Agent”), as issuing lender and as swing line lender. Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned, on behalf of the Borrower, certifies that:

(a) all of the representations and warranties made by any one or more of the Credit Parties in the Credit Agreement, the Security Documents and the Guaranties to which such Credit Parties are party are true and correct in all material respects as if made on this date, except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date;

(b) attached hereto in Schedule A is a detailed spreadsheet reflecting the covenant calculations, as of the date and for the periods covered by this certificate, the Borrower’s consolidated Debt, senior secured Debt, EBITDA, Interest Expense, Net Worth, Fixed Charges, and the Capital Expenditures;

[(c) that no Default or Event of Default has occurred or is continuing as of the date hereof; and]

[(c) the following Default[s] or Event[s] of Default exist[s] as of the date hereof, if any, and the actions set forth below are being taken to remedy such circumstances:

                                                                             ; and]

(d) that as of the date hereof for the periods set forth below the following statements, amounts, and calculations included herein and in Schedule A, were true and correct in all material respects:

I. Section 6.17 Minimum Net Worth. Calculated as of each fiscal quarter end commencing with fiscal quarter ending March 31, 2009:

(a)	Borrower’s consolidated Net Worth[1] =	$________

(b)	90% of Borrower’s consolidated Net Worth as of December 31, 2008 =	$________

(c)	75% of the sum of Borrower’s consolidated Net Income for each fiscal quarter ending after December 31, 2008 in which such consolidated Net Income was greater than $0 =	$________

[1]

“Net Worth” means, as to the Borrower, the consolidated shareholder’s equity of the Borrower and its Subsidiaries (determined in accordance with GAAP but excluding such portions of convertible bonds, debentures, notes or other similar instruments which are considered or calculated as equity pursuant to the FASB Staff Position APB 14-1).

Exhibit C

	(d)	100% of Equity Issuance Proceeds received after December 31, 2008 =	$____________

		Minimum Net Worth =	(a) ≥ [(b) + (c) + (d)]

		Compliance	Yes No

II.	Section 6.18 Leverage Ratio Covenant. Calculated as of each fiscal quarter end:

	(a)	All Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter	$____________

	(b)	Borrower’s consolidated EBITDA[2]	$____________

		Leverage Ratio = (a) divided by (b)	_____________

		Maximum Leverage Ratio	[3.00 to 1.00][3.35 to 1.00]
[3.95 to 1.00][4.80 to 1.00]
[5.30 to 1.00][4.60 to 1.00]
[3.90 to 1.00][3.40 to 1.00]
[3.10 to 1.00[3]

		Compliance	Yes No

III.	Section 6.19 Fixed Charge Coverage Ratio. Calculated as of each fiscal quarter end:

	(a)	Borrower’s consolidated EBITDA
		= See II(b) above =	$____________

	(b)	Borrower’s Fixed Charges =	$____________

		Fixed Charge Coverage Ratio = (a) divided by (b) =	_____________

		Minimum Fixed Charge Coverage Ratio	[1.25 to 1.00] [1.10 to 1.00][4]

		Compliance	Yes No

[2]

In accordance with the Credit Agreement, EBITDA shall be subject to pro forma adjustments for Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period.

[3]

Any fiscal quarter ending prior to March 31, 2009, 3.00 to 1.00 shall apply. For fiscal quarter ending March 31, 2009, 3.35 to 1.00 shall apply. For fiscal quarter ending June 30, 2009, 3.95 to 1.00 shall apply. For fiscal quarter ending September 30, 2009, 4.80 to 1.00 shall apply. For fiscal quarter ending December 31, 2009, 5.30 to 1.00 shall apply. For fiscal quarter ending March 31, 2010, 4.60 to 1.00 shall apply. For fiscal quarter ending June 30, 2010, 3.90 to 1.00 shall apply. For fiscal quarter ending September 30, 2010, 3.40 to 1.00 shall apply. Any fiscal quarter ending on or after December 31, 2010, 3.10 to 1.00 shall apply.

[4]

Any fiscal quarter ending prior to December 31, 2009, 1.25 to 1.00 shall apply. For fiscal quarter ending December 31, 2009, 1.10 to 1.00 shall apply. Any fiscal quarter ending after December 31, 2009, 1.25 to 1.00 shall apply.

Exhibit C

IV. Section 6.20 Senior Leverage Ratio: Calculated as of each fiscal quarter end:

(a)	Senior secured Debt of the Borrower at the date of determination	$____________
(b)	consolidated EBITDA for the 12 month period ending on such date	$____________
	Maximum Leverage Ratio:	2.00 to 1.00
	Compliance	Yes No

V. Section 6.21 Capital Expenditures Covenant for any fiscal year: Calculated at each fiscal year end.

(a)	Capital Expenditures expended by the Borrower or any Subsidiary for fiscal year ended immediately prior to the date hereof	$____________
(b)	Capital Expenditures limit for such fiscal year	[$20,000,000][$8,000,000]
[$11,000,000][5]
	Capital Expenditures Covenant:	(a) ≤ (b)
	Compliance	Yes No

VI. Capital Expenditures Year-to-Date:

(a)	Capital Expenditures expended by the Borrower or any Subsidiary from January 1st of this year to the date hereof	$____________
(d)	Capital Expenditures limit for this year	$____________

VII. Excess Cash Flow[6]: Calculated at each fiscal year end:

(a)	consolidated EBITDA[7] for such fiscal year
	= See IV(b) above =	$____________
(b)	sum of the following:
	(i) taxes actually paid during such fiscal year =	$____________

[5]

Capital Expenditures limit for fiscal year ended December 31, 2008 is $20,000,000. Capital Expenditures limit for fiscal year ending December 31, 2009 is $8,000,000. Capital Expenditures limit for each fiscal year ending after December 31, 2009 is $11,000,000.

[6]

For purposes of calculating Excess Cash Flow for the twelve month period ended December 31, 2008 and the twelve month period ending December 31, 2009, the taxes paid by the Borrower on January 3, 2009 in the amount of $2,821,000 shall be deemed to have been actually paid by the Borrower in the year 2008 and not in the year 2009.

[7]	For purposes of calculating Excess Cash Flow, consolidated EBITDA shall not include the pro forma EBITDA of any Person prior to the acquisition of such Person by the Borrower.

Exhibit C

(ii) lesser of (A) Capital Expenditures paid during such fiscal year (see V(a) above) and (B) the Capital Expenditures limit during such fiscal year (see V(b) above)	$____________
(iii) consolidated Interest Expense paid during such fiscal year =	$____________
(iv) principal installment payments and optional prepayments of Term Advances made during such fiscal year =	$____________

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of                 ,             .

Name:
Title:

Exhibit C